Exhibit 99.3

Consent of Director Nominee

In connection with the Registration Statement on Form 10 (the “Registration Statement”) of Paragon Offshore Limited, the undersigned hereby consents to being named and described as a director nominee in the Registration Statement, the related Information Statement attached as an exhibit thereto (the “Information Statement”) and any amendment or supplement to such Registration Statement or Information Statement, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 23rd day of May, 2014.

/s/ Randall D. Stilley
Randall D. Stilley